Exhibit 4.3

FLUTTER ENTERTAINMENT PLC

RULES of the

FLUTTER ENTERTAINMENT PLC

SHARESAVE SCHEME

(Amended by a shareholder resolution on 21 December 2015, a resolution of the Remuneration Committee dated 18 April 2016, a resolution of the Compensation and Human Resources Committee dated 13 December 2023, a resolution of the Compensation and Human Resources Committee dated 30 July 2024 and, effective subsequent to a shareholder resolution adopted on 5 June 2025, a resolution of the Compensation and Human Resources Committee dated April 8, 2025.)

TABLE OF CONTENTS

1	DEFINITIONS	1
2	APPLICATION FOR OPTIONS	8
3	SCALING DOWN	9
4	GRANT OF OPTIONS	9
5	LIMITATIONS ON GRANTS OF OPTIONS	10
6	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS	10
7	TAKEOVER	12
8	RECONSTRUCTION, AMALGAMATION AND WINDING-UP	12
9	EXCHANGE OF AWARDS ON TAKEOVER OF COMPANY	13
10	MANNER OF EXERCISE	14
11	ISSUE OR PURCHASE OF SHARES	14
12	ALTERATION OF CAPITAL	15
13	ADMINISTRATION	15
14	AMENDMENTS	15
15	NON-TRANSFERABILITY OF OPTIONS	16
16	GENERAL	16
17	DISPUTES	17

THE FLUTTER ENTERTAINMENT PLC SHARESAVE SCHEME

(Adopted by a written resolution of the members of the Company dated 21s November 2000 as the “Power Leisure plc Sharesave Scheme”).

1.	DEFINITIONS

1.1	In this Scheme, unless the context otherwise requires, the following words and expressions shall bear the meanings set forth below:-

“the Act”	the Taxes Consolidation Act 1997, as amended;

“the Board”	the board of directors of the Company or a duly authorised committee thereof;

“Close Company”	has the meaning assigned to it by Section 430 of the Act;

“the Company”	Flutter Entertainment plc (registered in Ireland under no. 16956);

“Company’s Share Dealing Code”	the Company’s Group Securities Dealing Policy and/or PDMR Securities Dealing Policy (to the extent applicable) as in force from time to time or such other code for dealings in Shares by employees of a Group Member as the Company may adopt from time to time;

“Compensation Committee” or “Remuneration Committee”	the Compensation and Human Resources Committee of the Company (or its predecessor committee by whatever name) or any duly authorised committee of the Board or a person duly authorised by the Compensation Committee (or by its predecessor committee by whatever name) or by any such duly authorised committee of the Board;

“Control”	has the meaning given by Section 432 of the Act;

“Date of Grant”	the date on which the Board accepts a duly completed form of application for an Option;

“Date of Invitation”	the date on which the Board invites applications for Options;

“Dealing Day”	any day on which the Stock Exchange is open for the transaction of business;

“DI”	means depositary interests representing Shares, issued in such manner as may be approved by the Company from time to time;

“Directors”	the directors of the Company;

“Eligible Employee”	any individual who:-

(A)  is an employee of a Participating Company or is a full-time director of a Participating Company (a full-time director for this purpose is one who is required to devote substantially the whole of his time to the service of a Participating Company); and

(B) is chargeable to tax in respect of his office or employment under Schedule E; and

(C) is an employee of a Participating Company, or is a full-time director of a Participating Company:

(i) on the Date of Invitation and remains so until the Date of Grant and for this purpose the gap between the Date of Invitation and the Date of Grant shall not exceed 12 months; or

(ii) for such other period (not exceeding 12 months ending on the Date of Grant) as the Directors may from time to time determine,

provided that no person shall be an Eligible Employee if that person is ineligible to participate in the Scheme by virtue of paragraph 8 of Schedule 12A;

“Exercise Price”	the amount payable on the exercise of an Option, whether in whole or in part, being an amount equal to the relevant Option Price multiplied by the number of Shares in respect of which the Option is exercised;

“Invitation Period”	the period of 42 days immediately following the day on which the Company makes an announcement of its results for the last preceding financial year or half-year or other period;

“MarketValue”	in relation to a Share shall be the closing price of a Share on any day if and so long as the Shares are listed on the Stock Exchange (as derived from the daily official list or equivalent such record of the Stock Exchange) or otherwise determined in such manner as is agreed in writing with the Revenue Commissioners or that is consistent with Section 548 of the Act;

“MaterialInterest”	shall be construed in accordance with paragraph 8 of Schedule 12A;

“MaturityDate”	the date on which a Participant becomes entitled to receive Repayment (including a bonus) under a three year savings contract (“Three Year Maturity Date”) or a five year savings contract (“Five Year Maturity Date”);

“MaximumContribution”	the lesser of:

(A) such maximum monthly contribution as may be permitted under Paragraph 25 of Schedule 12A; or

(B) such maximum monthly contribution as may be determined from time to time by the Board;

“MinimumContribution”	such minimum monthly contribution as may not be exceeded under Paragraph 25 of Schedule 12A;

“MonthlyContribution”	monthly contributions agreed to be paid by a Participant under the Savings Contract made in connection with his Option;

“Option”	a right to acquire Shares under the Scheme which is either subsisting or (where the context so admits or requires) is proposed to be granted;

“OptionPrice”	the price per Share expressed in euro, as determined by the Board, at which an Eligible Employee may acquire Shares upon the exercise of an Option being not less than 80% (rounded up to the nearest euro cent) of:

(A)  at the option of the Board, (i) the Market Value on the Dealing Day immediately preceding the Date of Invitation, (ii) the average of the Market Value on each of the three Dealing Days immediately preceding the Date of Invitation, or (iii) the average of the Market Value on each of the five Dealing Days immediately preceding the Date of Invitation; or

(B) the Market Value (or an average of Market Values) at such time or times as is agreed in writing with the Revenue Commissioners,

provided that where the Market Value of a Share under (A) or (B) above is determined by reference to a currency other than euro, it shall be converted to euro on the basis of the applicable European Central Bank reference exchange rate on the date of determination, as published by the Central Bank of Ireland, provided further that if the Option Price as determined as aforesaid is less than the nominal value of a Share, then the Option Price shall be increased to such amount as shall be equal to such nominal value;

“Participant”	an individual to whom an Option has been granted, or (where the context so admits or requires) the personal representatives of any such individual;

“ParticipatingCompany”	(A) the Company; and

(B) any other company which the Company has Control and is nominated by the Board as a Participating Company;

“Repayment”	in relation to a Savings Contract, the aggregate of the Monthly Contributions which the Participant has agreed to make pursuant to the relevant Savings Contract and, (unless deemed not to include the bonus under Rule 3), the bonus due at the Maturity Date;

“Rules”	the rules of the Scheme as they may be amended from time to time and for the time being in force and a reference to any particular Rule shall be a reference to one of these Rules;

“SavingContract”	a savings contract under a certified contractual savings scheme within the meaning of Schedule 12B operated by such bank or building society within the meaning of Section 519C of the Act as is nominated by the Board;

“Schedule12A”	Schedule 12A to the Act;

“Schedule12B”	Schedule 12B to the Act;

“Scheme”	the Flutter Entertainment plc Sharesave Scheme in its present form or as from time to time amended in accordance with the provisions hereof, including any sub plans established pursuant to this Rules;

“Share”	an ordinary share in the capital of the Company;

“SpecifiedAge”	means age 65 or any other age a person is bound to retire provided it is no less than 60 and not more than pensionable age (within the meaning of section 2 of the Social Welfare Consolidation Act 2005); and

“StockExchange”	means the London Stock Exchange, the New York Stock Exchange or such other stock exchange (or any successor body) where the Shares are traded as determined by the Compensation Committee and, if applicable, agreed with the Revenue Commissioners.

1.2	In this Scheme, unless the context requires otherwise:-

(a)	the headings are inserted for convenience only and do not affect the interpretation of any Rule;

(b)	a reference to a Rule is a reference to a Rule of this Scheme;

(c)	a reference to a statute or statutory provision includes a reference:-

(i)	to that statute or provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision;

(ii)	to any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	to any subordinate legislation made under it;

(d)	words in the singular include the plural, and vice versa;

(e)	a reference to the masculine shall be treated as a reference to the feminine, and vice versa;

(f)	if a period of time is specified and starts from a given day or the day of an act or event, it is to be calculated exclusive of that day; and

(g)	a reference to “a year” shall be a period calculated by reference to a previous or subsequent anniversary of a particular date.

2.	APPLICATION FOR OPTIONS

2.1	The Board may, during any Invitation Period, invite applications for Options from Eligible Employees.

2.2

If the Company is restricted by statute, order or regulation (including any regulation, order or requirement imposed on the Company by the Stock Exchange or any other regulatory authority) from issuing invitations during any Invitation Period, the Board may issue such invitations at any time during the period 42 days beginning with the date on which such restriction is removed.

2.3

Application for Options under the Scheme shall be made in such form as the Board may require and shall be accompanied by the application form for a Savings Contract which has been signed by the applicant. Subject to the limits set out in Rule 2.5, such application shall also specify whether, for the purpose of determining the number of Shares over which an Option is to be granted, the amount the applicant wishes to save each month under the Savings Contract and shall authorise the Participating Company by which such employee is from time to time employed to deduct such amount (or such lesser amount as is appropriate to the reduced amount determined in accordance with Rule 3) from his pay.

2.4

The amount for which Shares may be acquired under any Option shall be as nearly as possible (without involving fractions of a Share) equal to but shall not exceed the Repayment (as reduced pursuant to Rule 3, where appropriate) of the Participant under the Savings Contract entered into by him in connection with the grant of that Option.

2.5

The minimum monthly contribution payable under a Savings Contract by a Participant shall be the Minimum Contribution. The aggregate of any Participant’s Monthly Contributions under all Savings Contracts shall not exceed the Maximum Contribution.

2.6

Each application for an Option shall provide that, in the event of excess applications, each application shall be deemed to have been modified or withdrawn in accordance with the steps taken by the Board to scale down applications pursuant to Rule 3.

2.7

Each application shall be deemed to be for an Option over the largest whole number of Shares which can be acquired at the Option Price with the Repayment under the Savings Contract entered into in connection with the Option.

2.8

On any occasion on which the Board invites applications for Options, the Board may in its discretion determine and announce the minimum and maximum level of contributions which may be paid (which contribution levels shall not be less or more than the respective such amounts as are permitted at the date of invitation by law, the Scheme or by the relevant Savings Contract) and/or the maximum number of Shares in respect of which Options will be granted in response to applications made pursuant to the invitations issued on that occasion.

3.	SCALING DOWN

3.1

If valid applications are received for a total number of Shares in excess of any maximum number of Shares determined by the Board pursuant to Rule 2, or any limitation under Rule 5, the Board shall scale down applications, at its absolute discretion, by carrying out the following successive steps:

(a)	in respect of each election for a Savings Contract with a Three Year Maturity Date or a Five Year Maturity Date, the Repayment shall be deemed not to include the relevant bonus; and

(b)

so far as necessary, the proposed monthly contributions shall be reduced pro rata to the excess over such amount as the Board shall determine for this purpose, being not less than the Minimum Contribution; and

(c)	so far as necessary, (but subject to Rule 3.2 below), applications shall be selected by lot until the number of Shares available equals or exceeds such total number of Shares applied for.

3.2

If the number of Shares available is insufficient to enable an Option based on Monthly Contributions of the Minimum Contribution a month to be granted to each Eligible Employee making a valid application, the Board may, as an alternative to selecting by lot, determine in its absolute discretion that no Options shall be granted.

3.3

If, in applying the scaling down provisions contained in this Rule 3, Options cannot be granted within the 30 day period referred to in Rule 4.3 below, the Board may extend that period by 12 days regardless of the expiry of the relevant Invitation Period.

4.	GRANT OF OPTIONS

4.1	No Option shall be granted to any person if at the Date of Grant that person shall have ceased to be an Eligible Employee.

4.2

No Option shall be granted to any person at any time when he has, or has within the preceding 12 months had a Material Interest in a Close Company being either the Company or a company which has Control of the Company or is a member of a consortium which owns such a company.

4.3

Within 30 days of any Dealing Day by reference to which the Option Price was fixed the Board may, subject to Rule 3 above, grant to each Eligible Employee who has submitted a valid application an Option in respect of the number of Shares for which application has been deemed to be made under Rule 2.7.

4.4

The Company shall issue to each Participant an option certificate in such form (not inconsistent with the provisions of the Scheme) as the Board may from time to time prescribe. Each such option certificate shall specify the Date of Grant of the Option, the number and class of Shares over which the Option is granted, the Option Price and the Maturity Date.

4.5	Except as otherwise provided in these Rules, every Option shall be personal to the Participant to whom it is granted and shall not be transferable.

4.6	No amount shall be paid in respect of the grant of an Option.

5.	LIMITATIONS ON GRANTS OF OPTIONS

5.1

The number of Shares for which Options may be granted under the Scheme on or after 5 June 2025 shall not exceed 3,000,000 provided that this limit may be reviewed or increased from time to time with the approval of the shareholders of the Company in general meeting.

5.2	In determining the above limits no account shall be taken of any Shares where the right to acquire such Shares was released, lapsed or otherwise has become incapable of exercise.

6.	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

6.1	(A)	Save as provided in Rules 6.2, 6.3, 6 4, 6.5 and Rule 7, an Option shall not be exercised earlier than the Maturity Date under the Savings Contract entered into in connection therewith.

(B)	Save as provided in Rule 6.2, an Option shall not be exercised later than 6 months after the Maturity Date under the Savings Contract entered into in connection therewith.

(C)	Save as provided in Rules 6.2, 6.3 and 6.4, an Option may only be exercised by a Participant whilst he is a director or employee of a Participating Company.

6.2	An Option may be exercised by the personal representatives of a deceased Participant:-

(a)	within 12 months following the date of his death if such death occurs before the Maturity Date;

(b)	within 12 months following the Maturity Date in the event of his death within 6 months after the Maturity Date.

6.3	An Option may be exercised by a Participant within 6 months following his ceasing to hold the office or employment by virtue of which he is eligible to participate in the Scheme by reason of:-

(a)	injury, disability, redundancy or retirement on reaching the Specified Age;

(b)	his office or employment being in a company which the Company ceases to have Control; or

(c)	his office or employment relates to a business or part of a business which is transferred to a person who is neither an associated company nor a company of which the Company has Control.

6.4

An Option may be exercised by a Participant within 6 months following his ceasing to hold the office or employment by virtue of which he is eligible to participate in the Scheme if the date of such cessation is on or after the third anniversary of the Date of Grant.

6.5

An Option may be exercised by a Participant within 6 months following the date he reaches the Specified Age if he continues after that date to hold the office or employment by virtue of which he is eligible to participate in the Scheme.

6.6

No person shall be treated for the purposes of Rules 6.3 and 6.4 as ceasing to hold an office or employment by virtue of which that person is eligible to participate in the Scheme until that person ceases to hold any office or employment in a Participating Company or in any associated company.

6.7	An Option granted to a Participant shall lapse upon the occurrence of the earliest of the following:

(a)	subject to (b) below, 6 months after the Maturity Date under the Savings Contract entered into in connection with the Option;

(b)

where the Participant dies before the Maturity Date, 12 months after the date of death, and where the Participant dies in the period of 6 months after the Maturity Date, 12 months after the Maturity Date;

(c)

the expiry of any of the 6 month periods specified in Rules 6.3 and 6.4, save that if at the time any of such applicable periods expire, time is running under the 12 month periods specified in Rule 6.2, the Option shall not lapse by reason of this Rule 6.7 until the expiry of the relevant 12 month period in Rule 6.2;

(d)

the Participant ceasing to hold any office or employment with a Participating Company for any reason other than those specified in Rule 6.3 or as a result of his death, if the date of such cessation is prior to the third anniversary of the Date of Grant;

(e)	subject to Rule 8, the passing of an effective resolution, or the making of an order by the Court, for the winding-up of the Company;

(f)

the Participant being deprived (otherwise than on death) of the legal or beneficial ownership of the Option by operation of law, or doing anything or omitting to do anything which causes him to be so deprived or become bankrupt; and

(g)

before an Option has become capable of being exercised, the Participant giving notice that he intends to stop paying Monthly Contributions, or being deemed under the terms of the Savings Contact to have given such notice, or making an application for repayment of the Monthly Contributions.

6.8	In deciding whether and when to exercise an Option, a Participant shall have regard to the Company’s Share Dealing Code.

7.	TAKEOVER

7.1	Offers for Share Capital

(a)

Subject to Rule 9, if any person obtains Control of the Company as a result of making an offer to acquire Shares, the Board shall as soon as reasonably practicable of becoming aware thereof notify every Participant and may, at the same time, request each such Participant to exercise unexercised Options held by him and each such Participant may, whether so requested or not, within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer has been satisfied, exercise unexercised Options held by him (or, as the case may be, those portions of them not already exercised) in relation to the Shares to which such Options relate.

(b)	In the event of a Participant failing to exercise an Option requested to be exercised by him by the Board pursuant to Rule 7.1, such Option shall be deemed to have lapsed.

7.2	Compulsory acquisition of Company

Subject to Rule 9, if a person becomes entitled or bound to acquire shares in the Company under Chapter 2 of Part 9 of the Companies Act 2014, all Options may be exercised at any time when the person remains so entitled and bound. If not so exercised, the Options shall cease to be exercisable and shall lapse.

8.	RECONSTRUCTION, AMALGAMATION AND WINDING-UP

8.1	Subject to Rule 9, in the event of:-

(a)

the court, under Chapter 1 of Part 9 of the Companies Act 2014, sanctioning a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies (the sanction by the court of the compromise or arrangement shall be communicated by the Board to each Participant in writing); or

(b)	the Company passing a resolution for its voluntary winding-up (the passing of which resolution shall be communicated by the Board to each Participant in writing)

a Participant may, within six months of the court sanctioning such compromise or arrangement or the passing of the resolution for the Company’s voluntary winding-up, exercise unexercised Options held by him (or, as the case may be, those portions of them not already exercised) in relation to the Shares to which such Options relate.

8.2	In the event of a Participant failing to exercise an Option pursuant to Rule 8.1 within 6 months of being first required or entitled to do so, such Option shall be deemed to have lapsed.

9.	EXCHANGE OF AWARDS ON TAKEOVER OF COMPANY

9.1	Exchange of Options

If the person referred to in Rule 7.1, 7.2 or 8.1(a) (reading the reference in Rule 7.1 to “proposes to obtain” as “obtains”) is a company (“Acquiring Company”), a Participant may, at any time during the period set out in Rule 9.2, by agreement with the Acquiring Company, release his Option in whole or in part in consideration of the grant to him of a new option (“New Option”) which is equivalent to the Option but which relates to shares (“New Shares”) in:

(a)	the Acquiring Company; or

(b)	a company falling within sub-paragraph (b) or sub-paragraph (c) of paragraph 11, of Schedule 12A, which satisfy the conditions specified in paragraphs 11 to 15 inclusive of Schedule 12A.

9.2	Period allowed for exchange of Options

The period referred to in Rule 9.1 is:

(a)	where Rule 7.1 applies, the period referred to in that rule;

(b)	where the Rule 7.2 applies, the period during which the Acquiring Company remains so entitled or bound; and

(c)	where Rule 8.1(a) applies, the period of six months beginning with the time when the court sanctions the compromise or arrangement.

9.3	Meaning of “equivalent”

The New Option shall not be regarded for the purpose of this Rule 9 as equivalent to the Option unless:

(a)	the New Option will be exercisable in the same manner as the Option and subject to the provisions of the Scheme as it had effect immediately before the release of the Option; and

(b)

the total market value, immediately before the release of the Option, of the Shares which were subject to the Option is as nearly as may be equal to the total market value, immediately after the grant of the New Option, of the New Shares (market value being determined for this purpose in accordance with section 548 of the Act); and

(c)

the total amount payable by a Participant for the acquisition of the New Shares under the New Option is as nearly as may be equal to the total amount that would have been payable by the Option Holder for the acquisition of the Shares under the Option.

9.4	Date of grant of New Option

The date of grant of the New Option shall be deemed to be the same as the Date of Grant of the Option.

9.5	Application of Scheme to New Option

In the application of the Scheme to the New Option, where appropriate, references to “Company” and “Shares” shall be read as if they were references to the company to whose shares the New Option relates and the New Shares, respectively.

10.	MANNER OF EXERCISE

10.1

An Option may only be exercised during the periods specified in Rules 6, 7 and 8, and only with monies not exceeding the amount of the Repayment under the Savings Contract entered into in connection therewith as at the date of such exercise. For this purpose, no account shall be taken of such part (if any) of the Repayment of any Monthly Contribution the due date for the payment of which under the Savings Contract arises after the date of the Repayment.

10.2

Exercise shall be by the delivery to the secretary of the Company, or other duly appointed agent, of an option certificate covering the Shares over which the Option is then to be exercised, with the notice of exercise in the prescribed form duly completed and signed by the Participant (or by his duly authorised agent) together with evidence of the Repayment under the Savings Contract and any remittance for the Exercise Price payable, or authority to the Company to withdraw and apply monies equal to the Exercise Price from the Savings Contract, to acquire the Shares over which the Option is to be exercised. The effective date of exercise shall be the date of delivery of the notice of exercise.

10.3	When an Option is exercised only in part, it shall lapse to the extent of the unexercised balance and the balance of the monies in the Savings Contract shall be returned to the Participant.

11.	ISSUE OR PURCHASE OF SHARES

11.1	Shares to be issued or purchased pursuant to the exercise of an Option shall be allotted or purchased, as applicable within 28 days following the effective date of exercise of the Option.

11.2

Shares to be issued or purchased pursuant to the Scheme will rank pari passu in all respects with the Shares then in issue, except that they will not rank for any rights attaching to Shares by reference to a record date preceding the date of exercise.

11.3

If and so long as the Shares are listed on any Stock Exchange, the Company shall apply, as necessary, for a listing on such Stock Exchanges for any Shares issued or purchased pursuant to the Scheme as soon as practicable after the allotment or purchase thereof.

11.4

Where Shares are to be delivered to a Participant as a consequence of the exercise of an Option, the relevant Shares shall be delivered to the Participant in such manner as the Compensation Committee may in its discretion determine, including but not limited to procuring the issue of DIs representing the relevant Shares to the Participant or its nominee(s) and/or making arrangements for the relevant Shares to be held on behalf of the Participant in any securities settlement system to which the Shares are eligible for admission from time to time.

12.	ALTERATION OF CAPITAL

12.1

Subject to the provisions of Rule 8 hereof, in the event of any capitalisation issue, rights issue, sub-division, consolidation or any reduction or other reorganisation of the capital of the Company, the number of Shares composed in any Option, and/or the Option Price therefor may be adjusted by the Board in such manner as it may in its absolute discretion, with the prior written approval of the Revenue Commissioners determine to be appropriate, provided that in the event that any alteration of capital results in the reduction of the Option Price to less than the nominal value of the Shares, the Option Price shall be increased to the nominal value of such Shares.

12.2	All Participants shall be informed of any such variation as soon as practicable thereafter.

13.	ADMINISTRATION

13.1

Any notice or other communication made under, or in connection with, the Scheme may be given by personal delivery or by sending the same by email or post, in the case of a company to its registered office and in the case of an individual to his last known address, or, where he is a director or employee of a Participating Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment or by email to the email address assigned to him in connection with his office or employment (save where an employee is absent from his employment for a period of leave, other than annual leave, during which he will not have access to such email address), and where a notice or other communication is given by post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped and if sent by email shall be deemed to have been duly given on transmission.

13.2	The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

13.3	If any option certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

13.4	The Company shall at all times keep available for allotment unissued Shares at least sufficient to satisfy all Options under which Shares may be subscribed.

13.5	The decision of the Board in any dispute relating to an Option or the due exercise thereof or any other matter in respect of the Scheme shall be final and conclusive.

13.6	The costs of introducing and administering the Scheme shall be borne by the Company.

14.	AMENDMENTS

14.1	Except as described in this Rule 14, the Compensation Committee may, with the prior written approval of the Revenue Commissioners, at any time amend the Rules.

14.2	Without the prior approval of the Company in general meeting, an amendment may not be made for the benefit of existing or future Participant to the Rules of the Scheme relating to:

(a)	the persons to whom or for whom securities or other benefits are provided for under the Scheme; or

(b)	the limit on the number or amount or other benefits of Shares which may be acquired under the Scheme.

14.3

An amendment may not adversely affect the rights of an existing Participant except where the amendment has been approved by Participants who together represent the holders of Awards which have the majority of Shares which are the subject of all Awards outstanding at such time.

14.4

The Compensation Committee shall have the power to make such amendments and alterations as are required, including the power to create new share based incentive plans and sub plans for Eligible Employees in jurisdictions outside of Ireland, to take account of local restrictions, taxation requirements, exchange control, security laws etc or to take advantage of taxation laws specific to the provision of share based incentive schemes in any jurisdiction.

15.	NON-TRANSFERABILITY OF OPTIONS

15.1	During his lifetime only the individual to whom an Option is granted may exercise that Option.

15.2

An Option shall immediately cease to be exercisable if it is transferred or assigned (other than to personal representatives upon the death of the Participant), mortgaged, charged or otherwise disposed of by the Participant.

16.	GENERAL

16.1

The Scheme may be terminated at any time by resolution of the Board or by ordinary resolution of the Company in general meeting. The Board may decide to grant no further Options and may suspend the Scheme at any time. Termination of the Scheme shall be without prejudice to the subsisting rights of Participants.

16.2

The rights and obligations of any individual under the terms of his office or employment with the Company or a Participating Company shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and an individual who participates therein shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment with any such company for any reason whatsoever insofar as those rights arise, or may arise, from his ceasing to have rights under or being entitled to exercise any Option under the Scheme as a result of such termination, or from the loss or diminution in value of such rights or entitlements.

16.3

These Rules shall be governed by, and construed in accordance with, Irish law. The Irish courts will have jurisdiction to settle any dispute in relation to the Scheme. The jurisdiction agreement contained in this Rule is made for the benefit of the Company only, which accordingly retains the right (i) to bring proceedings in any other court of competent jurisdiction; or (ii) to require any dispute to be settled in accordance with Rule 17. By accepting the grant of an Option, a Participant is deemed to have agreed to submit to such jurisdiction.

17.	DISPUTES

Any disputes arising hereunder may be referred by the Board to arbitration pursuant to the provisions of the Arbitration Act 2010 and any Participant so affected will submit to such arbitration.

APPENDIX 1

UK SUB-PLAN

FLUTTER ENTERTAINMENT PLC

SHARESAVE SCHEME

UK SUB-PLAN

FLUTTER ENTERTAINMENT PLC SHARESAVE SCHEME

UK SUB-PLAN

1.	Definitions

1.1	In this Scheme, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:

the Act means the Income Tax (Earnings and Pensions) Act 2003;

Associated Company means an associated company of the Company within the meaning given to those words by paragraph 47(1) of Schedule 3;

the Board means the board of directors of the Company or a duly authorised committee thereof;

Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales on which banks are open in London, Dublin and New York for general commercial business;

the Bonus Date means in relation to an Option:

(a)	where the Option is linked to a three year Savings Contract, the earliest date on which that Savings Contract matures (that is, after making 36 monthly contributions); or

(b)	where the Option is linked to a five year Savings Contract, the earliest date on which that Savings Contract matures (that is, after making 60 monthly contributions);

Capital Reorganisation means any variation in the Share capital of the Company (including, without limitation, by way of capitalisation issue, rights issue, sub-division, consolidation or reduction);

the Company means Flutter Entertainment plc, a company incorporated in Ireland under number 16956 by whatever name known from time to time;

Compensation Committee means the Compensation and Human Resources Committee of the Company (or its predecessor committee by whatever name) or any duly authorised committee of the Board or a person duly authorised by the Compensation Committee (or by its predecessor committee by whatever name) or by any such duly authorised committee of the Board;

Constituent Company means the Company and each Subsidiary which has been nominated by the Board as a Constituent Company for the purposes of the Scheme;

Control has the meaning given to that word by section 719 of the Act;

the Date of Grant means the date on which an Option is granted;

Dealing Day means any day on which the Stock Exchange is open for the transaction of business;

Eligible Employee means:

(a)	any individual who, at the Invitation Date:

(i)

is an employee or executive director of one or more Constituent Companies, who in the case of a director is required under the terms of their employment to devote at least 25 hours each week (excluding meal breaks) to their duties;

(ii)

has earnings from the office or employment referred to in (i) above which are (or would be if there were any earnings) general earnings to which section 15 or 21 of the Act applies (earnings for a year when the employee or executive director (as the case may be) is UK resident); and

(iii)	is an employee or full time director in continuous service with one or more Constituent Companies for such period as the Board may determine (not exceeding five years) prior to the Grant Date; and

(b)

any other individual who, at the Invitation date, is an employee or director of one or more Constituent Companies and who is nominated by the Compensation Committee (or falls within a category of individuals nominated by the Compensation Committee) as eligible to participate in the Scheme in respect of any one or more grants of Options;

Exercise Price means the price per Share payable on the exercise of an Option as determined by the Board (subject to adjustment under rule 11) but which shall not be less than:

(a)

80 per cent. of (i) the Market Value for a Share on the Dealing Day immediately before the Invitation Date; or (ii) the average of the Market Values for a Share on the three or five consecutive Dealing Days immediately preceding the Invitation Date (rounded up to the nearest whole penny); or (iii) the Market Value for a Share at such other time or times as may be agreed by HMRC; and

(b)	in the case of any Option under which Shares may be issued, the nominal value of a Share;

the Group means the Company and the Subsidiaries and member of the Group shall be construed accordingly;

HMRC means His Majesty’s Revenue & Customs;

the Invitation Date means the date on which an invitation to apply for an Option is issued;

Market Value in relation to a Share on any day, shall be (i) the middle market closing price of a Share on that day if and so long as the Shares are listed on a Stock Exchange (as derived from the daily official list or equivalent such record of the Stock Exchange); or (ii) as agreed in advance with the Shares and Assets Valuation Division of HMRC, and in either case if the Shares are subject to a Restriction as if it were not subject to the Restriction;

Maximum Contribution means the lesser of:

(a)	such maximum monthly contribution as may be permitted under paragraph 25(3)(a) of Schedule 3; or

(b)	such maximum monthly contribution as may be determined from time to time by the Board;

Minimum Contribution means the amount of the monthly contribution to be paid under the Savings Contract being not less than £5 or such other minimum amount as may be permitted under paragraph 25(3)(b) of Schedule 3 from time to time;

Non-UK Company Reorganisation Arrangement has the meaning given to that term by paragraph 47A of Schedule 3;

Option means a right granted under the Scheme to subscribe for or purchase Shares;

Option Holder means any individual who holds a subsisting Option (including, where the context permits, the legal personal representatives of a deceased Option Holder);

Relevant Event shall have the meaning given to that term in rule 10.1;

Restriction in relation to any Share has the meaning given to that term in paragraph 48(3) of Schedule 3;

Savings Contract means a contract under a certified contractual savings scheme, within the meaning of paragraph 24 of Schedule 3 operated by such bank or building society as is nominated by the Board, the terms of which must be the same for each participant;

Schedule 3 means Schedule 3 to the Act;

Schedule 3 SAYE Option Scheme has the meaning given to that term by paragraph 49 of Schedule 3;

the Scheme means this Flutter Entertainment plc Sharesave Scheme UK Sub-Plan as amended from time to time;

Share Option Scheme means any employee share option scheme established by the Company;

Shares means fully paid and irredeemable ordinary shares in the capital of the Company, which comply with the conditions in paragraphs 17 to 20 and paragraph 22 of Schedule 3;

Stock Exchange means the London Stock Exchange plc (or any successor body), the New York Stock Exchange or such other stock exchange (or any successor body) where the Shares are traded, as determined by the Compensation Committee;

Subsidiary means any subsidiary of the Company within the meaning of section 1159 of and Schedule 6 to the Companies Act 2006 over which the Company has Control;

Taxable Year means for US tax purposes the calendar year, or if it would result in a longer period for the exercise of an Option, the 12 month period in respect of which the Option Holder’s employing company is obliged to pay tax;

Taxes Act means the Income and Corporation Taxes Act 1988;

TUPE means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

1.2	Where the context permits the singular shall include the plural and vice versa and the masculine shall include the feminine. Headings shall be ignored in construing the Scheme.

1.3	References to:

(a)	any act of Parliament or sub-section or paragraph of any act of Parliament; or

(b)	any Extra-Statutory Concession published by the Board of HMRC shall include any modification, amendment or re-enactment thereof.

1.4

This Scheme is intended to be a Schedule 3 SAYE Option Scheme for the purposes of the Act and the Scheme and any Option granted under it shall be interpreted, operated and administered in a manner that is consistent with that intention and in the case of any conflict between these rules and the provisions of sections 516 to 519 of and Schedule 3 to the Act (the legislation), the legislation shall prevail.

2.	Invitation for Options

2.1	The Board may invite all Eligible Employees to apply for Options at the Exercise Price.

2.2

Subject to the specific provisions contained in the Scheme, the form, manner and timing of invitations to apply for Options, the number of Shares in respect of which invitations are made on any date and whether the Options will be three or five year Options (or either of them, at the election of Eligible Employees), shall be at the absolute discretion of the Board. The invitation may either state the Exercise Price or (provided a mechanism exists by which the Exercise Price will be determined by the Date of Grant) invite applications by reference to amounts of monthly savings.

3.	Application for Options

3.1

If an Eligible Employee wishes to apply for an Option they must, within such period (which shall not be less than 14 days) after the Invitation Date as is stated in the invitation, deliver to the Company (or its appointed agent) a duly completed form of application together with a duly completed application for a Savings Contract in the form prescribed by the Board on which the Eligible Employee must have indicated the Bonus Date on which they intend to apply for repayment thereunder.

3.2

The application for an Option shall be deemed to be for an Option over the largest whole number of Shares which can be acquired at the Exercise Price with the expected repayment, including any relevant bonus, under the related Savings Contract at the appropriate Bonus Date.

3.3	The Board may, in its absolute discretion, treat all late applications as valid provided they are received no less than two days prior to the Date of Grant.

4.	Scaling Down

4.1

If valid applications are received for Options over a number of Shares in excess of that which the Board has determined to make available on a particular occasion or in excess of any limit that may be approved for the award of Options, the Board may scale down applications in accordance with the following successive steps (or such other method as may be permitted by HMRC at any time prior to the Date of Invitation) to the extent necessary to eliminate the excess:

(a)

unless paragraph 4.1(b) applies, the amount of the monthly savings contribution chosen by each applicant shall be taken as reduced pro rata (or, if the Board so determines on a basis which reduces larger monthly savings contributions by a greater amount than smaller monthly contributions) to the extent necessary;

(b)

the amount of any monthly savings contribution chosen by an applicant which exceeds such amount as the Board shall determine (not being less than the Minimum Contribution) shall be taken as reduced to such amount;

(c)	if the repayment under the Savings Contract would otherwise be taken as including a bonus, it should be taken as not including a bonus; and

(d)	applications will be selected by lot, each based on a monthly savings contribution of the Minimum Contribution and the inclusion of no bonus in the repayment under the Savings Contract.

4.2

If the number of Shares available is insufficient to enable an Option based on monthly savings contributions of the Minimum Contribution and the inclusion of no bonus in the repayment under the Savings Contract to be granted to each Eligible Employee making a valid application, the Board may, as an alternative to selecting by lot, determine that no Options shall be granted on that occasion.

4.3	If applications are scaled down, the monthly contributions under Savings Contracts which Eligible Employees have chosen shall, where necessary, be scaled down as appropriate.

4.4

If, in applying the scaling down provisions contained in rule 4.1, the Board considers that it would be administratively impracticable for Options to be granted within the 30 day period referred to in rule 5.1, the Board may extend that period by not more than 12 days.

5.	Grant of Options

5.1

The Board may, subject to any scaling down, on a single date which shall not be later than the 30th day after the earliest date by reference to which the Exercise Price was calculated, grant all (but not some of) the Options for which valid application has been made by Eligible Employees (provided that they remain Eligible Employees on the Date of Grant).

5.2

At or as soon as practicable after the Date of Grant the Board shall procure that each Option Holder is informed of whether any Restrictions apply to the Shares that are subject to an Option and, if any such Restrictions apply, of the details of any such Restrictions.

5.3	As soon as practicable after the Date of Grant, the Board shall procure the issue of an Option certificate to each Option Holder.

5.4	Options shall be granted in consideration of Eligible Employees agreeing to enter into Savings Contracts. No cash payment shall be made for the grant of an Option.

5.5	No Option shall be granted under the Scheme more than ten years after the Adoption Date.

5.6

Every Option granted hereunder shall be personal to the Option Holder and, except to the extent necessary to enable a personal representative to exercise the Option following the death of an Option Holder, neither the Option nor the benefit thereof may be transferred, assigned, charged or otherwise alienated. Any transfer of an Option otherwise than as permitted under this rule 5 shall cause the Option to lapse.

6.	Individual Limit

6.1

No individual shall be granted an Option if the entry into the related Savings Contract would result in the monthly contributions under that Savings Contract, when added to the sum of their monthly contributions under any other subsisting Savings Contracts and if the Board so determines from time to time, under any cancelled Savings Contracts (whether or not linked to a subsisting Option granted under a Schedule 3 SAYE Option Scheme), exceeding £500 (or such other amount as is for the time being permitted under paragraph 25(3) of Schedule 3 and approved by the Board). No individual shall be permitted to make a monthly contribution of less than the Minimum Contribution.

6.2	Any Option which is purported to be granted in excess of the limits in this rule 6 shall take effect as an Option which would not exceed those limits.

7.	Exercise and Lapse of Options

7.1	Save as otherwise permitted under these rules, an Option may only be exercised:

(a)	during the six months following the Bonus Date relating to it; and

(b)	by an Option Holder who is, at the date of exercise, a director or employee of a Constituent Company,

and, if not exercised, shall lapse at the end of the six month period following the Bonus Date.

7.2	Where an Option Holder ceases to be a director or employee of a Constituent Company before the expiry of six months after the Bonus Date:

(a)	on retirement; or

(b)	by reason of redundancy (within the meaning of the Employment Rights Act 1996); or

(c)	by reason of injury or disability; or

(d)	because of a relevant transfer within the meaning of TUPE; or

(e)

because the Constituent Company of which the Option Holder is a director or employee ceases to be an associated company (as defined in paragraph 35(4) of Schedule 3) of the Company by reason of a change of control (as determined in accordance with sections 450 and 451 of the Corporation Tax Act 2010); or

(f)

because the business (or part of a business) in which the Option Holder is employed is transferred to a person who is not an Associated Company where the transfer is not a relevant transfer within the meaning of TUPE, he may exercise any outstanding Options within six months of the date on which their employment ceased, failing which exercise the Options shall lapse automatically provided that the Options may not be exercised more than six months following the relevant Bonus Date;

7.3

Where an Option Holder ceases to be a director or employee of a Constituent Company before the expiry of six months after the Bonus Date in any circumstances other than those set out in rules 7.2 and 7.4, their Options shall lapse automatically.

7.4

Where an Option Holder ceases to be a director or employee of a Constituent Company before the expiry of six months after the Bonus Date for any other reason other than dismissal for gross misconduct, breach of contract or serious shortfall in performance, they may exercise any outstanding Options which were granted more than three years before the date of cessation of employment within six months of the date on which their employment ceased, failing which exercise the Options shall lapse automatically, provided that the Options may not be exercised more than six months following the relevant Bonus Date.

7.5

If an Option Holder dies while in service or at any time after leaving service when they hold an Option, such Options may be exercised by their personal representatives at any time within the twelve month period following:

(a)	the date of death, if such death occurred before the relevant Bonus Date; and

(b)	the Bonus Date, in the event of their death within six months after the relevant Bonus Date,

7.6	For the purposes of rules 7.2 to 7.4, an Option Holder shall not be treated as ceasing to be a director or employee of a Constituent Company until:

(a)	he ceases to hold an office or employment in the Company or any company over which the Company has Control or any Associated Company;

(b)

he ceases to hold an office or employment in a jointly owned company within the meaning of paragraph 46 of Schedule 3 (being a jointly owned company which is not a participating company in more than one group scheme); or

(c)

being a director or employee who is absent from work wholly or partly because of maternity, paternity leave or shared parental leave (as appropriate), ceases to be entitled to exercise any statutory or contractual right to return to work.

7.7

Notwithstanding rule 7.1(b), if, at the Bonus Date, an Option Holder holds an office or employment in a company which is not a Constituent Company but is an Associated Company or a company over which the Company has Control, Options may be exercised within (but no later than) six months following the Bonus Date.

7.8	If, before the Option has become exercisable, the Option Holder:

(a)	gives notice, or is deemed to have given notice, under the terms of the related Savings Contract that they intend to stop paying contributions to that Savings Contract; or

(b)	makes an application for repayment of the related Savings Contract,

the Option shall automatically lapse.

7.9

If an Option Holder is declared bankrupt or enters into any general composition with or for the benefit of their creditors including a voluntary arrangement under the Insolvency Act 1986, their Options shall automatically lapse.

7.10

This rule shall apply to a person who is subject to taxation under the law of the United States of America (a US Taxpayer). Notwithstanding anything to the contrary contained in this Scheme, a US Taxpayer may only exercise an Option within the shorter of any exercise period specified in the rules of this Scheme and the expiry of two and a half calendar months after the end of the Taxable Year in which the Option first becomes exercisable.

8.	Method and Extent of Exercise

8.1

An Option may only be exercised with monies as nearly as possible equal to but not exceeding the amount repaid under the related Savings Contract, including any bonus or interest as at the date of repayment. No account shall be taken of any repayment of any contribution the due date of which arises after the date of repayment, or any bonus or interest in respect of that contribution.

8.2

An Option Holder may exercise their Option on one occasion only, in whole or in part, by giving notice in writing to the Company or to such other person as the Company may direct in the prescribed form specifying the number of Shares in respect of which the Option is being exercised and enclosing payment in full of the aggregate Exercise Price of those Shares or authority to the Company to withdraw and apply monies equal to the Exercise Price from the related Savings Contract, or in such other manner including through an online facility as the Board may determine, together with evidence of closure of the related Savings Contract. The date of exercise shall be the date of receipt by the Company (or such other person as the Company may direct) of the notice of exercise. If the Option is exercised in respect of some only of the Shares comprised in the Option, the Option in respect of the balance shall thereupon lapse automatically.

9.	Change of Control and Winding up of the Company

General Offer for the Company

9.1	If any person (either alone or together with any person acting in concert with him) makes:

(a)

a general offer to acquire the whole of the issued ordinary share capital of the Company (other than those shares already owned by the offeror and/or any person connected with the offeror) which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(b)	a general offer to acquire all the shares in the Company which are of the same class as the Shares (other than those shares already owned by the offeror and/or any person connected with the offeror), the Company shall, as soon as reasonably practicable thereafter (and prior to the date on which the offer becomes or is declared unconditional in all respects) give notice to each Option Holder of such general offer and each Option Holder may exercise their Options within the period of six months following the date on which the offer becomes or is declared unconditional in all respects PROVIDED THAT an Option may not be exercised more than six months after the relevant Bonus Date.

Failing any permitted exercise, the Options shall, subject to rule 9.6 and without prejudice to the operation of rule 9.1, lapse automatically upon the expiry of such six month period PROVIDED THAT if an event as described in rule 9.2 occurs during such six month period, the period during which the Options may be exercised shall be the shorter of the periods specified under this rule 9.1 and rule 9.2.

For the purposes of rule 9.1 the general offer referred to in rule 9.1(a) and (b) may be made to different shareholders by different means.

Compulsory Acquisition

9.2

If any person becomes bound or entitled to give a notice under sections 979 to 982 (inclusive) or sections 983 to 985 (inclusive) of the Companies Act 2006 (or equivalent legislation in another jurisdiction) to acquire Shares, each Option Holder may exercise their Options at any time when the person is so entitled and bound.

Failing any permitted exercise the Options shall, subject to rule 9.6 and without prejudice to the operation of rule 10 cease to be exercisable and shall lapse.

Scheme of Arrangement

9.3	If under section 899 of the Companies Act 2006 the court sanctions a compromise or arrangement applicable to or affecting:

(a)	all the ordinary share capital of the Company or all the shares in the Company which are of the same class as the shares which may be acquired by exercise of Options; or

(b)

all the shares, or all the shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 3 SAYE Option Scheme, any outstanding Options may be exercised within six months following the date on which the court sanctions the compromise or arrangement, failing which exercise the Options shall, subject to rule 9.6 and without prejudice to the operation of rule 10, lapse automatically upon the expiry of such six month period PROVIDED THAT an Option may not be exercised more than six months after the relevant Bonus Date.

Non-UK Company Reorganisation Arrangement

9.4

If any person (either alone or together with any person acting in concert with him) obtains Control of the Company as a result of a Non-UK Company Reorganisation Arrangement which becomes binding on the shareholders covered by it, any outstanding Options may be exercised within the period of six months following the date on which the Non-UK Company Reorganisation Arrangement becomes binding on the shareholders. Failing such permitted exercise, the Options shall, subject to rule 9.6 and without prejudice to the operation of rule 10, lapse automatically upon the expiry of such six month period PROVIDED THAT an Option may not be exercised more than six months after the relevant Bonus Date.

Voluntary Winding-up

9.5

If notice is duly given of a resolution for a voluntary winding-up of the Company then an Option Holder may exercise their Options within the period of six months following the date on which the resolution is passed, failing which exercise the Options shall lapse automatically upon the expiry of such six month period PROVIDED THAT an Option may not be exercised more than six months after the relevant Bonus Date.

Death	of an Option Holder

9.6

Notwithstanding any provision of rules 9.1 to 9.4 to the contrary, if any Option has become exercisable under rule 7.4 and time is running under one of the 12 month periods specified in rule 7.4, such Option shall lapse only on the expiry of the relevant 12 month period under rule 7.4 and not under any period specified in rules 9.1 to 9.4. For the avoidance of doubt, any Option may lapse on the expiry of the six month period arising under rule 9.5 even if this occurs before the expiry of the relevant 12 month period under rule 7.4.

Shares	not meeting requirements of Schedule 3

9.7

If as a result of an event mentioned in rules 9.1, 9.2, 9.3 or 9.4, the Shares under Option no longer meet the requirements of paragraphs 17 to 20 (inclusive) and paragraph 22 of Schedule 3, each Option Holder may exercise their Options for the period of 20 days following the date on which the relevant event mentioned in rules 9.1, 9.2, 9.3 or 9.4 (as the case may be) occurs, notwithstanding that the Shares no longer meet the relevant requirements PROVIDED THAT an Option may not be exercised more than six months after the relevant Bonus Date.

9.8	Failing any permitted exercise, the Options shall, subject to rule 9.6 and without prejudice to the operation of rule 9.1, lapse automatically upon the expiry of such 20 day period.

10.	Option rollover

10.1	If any company (the acquiring company):

(a)	obtains Control of the Company as a result of making:

(i)

a general offer to acquire the whole of the issued ordinary share capital of the Company (other than those shares which are already owned by them and/or any person connected with him) which is made on a condition such that if it is satisfied the acquiring company will have Control of the Company; or

(ii)	a general offer to acquire all the shares of the same class as those subject to the Options (other than those shares which are already owned by them and/or any person connected with him); or

(b)	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 899 of the Companies Act 2006; or

(c)

becomes bound or entitled to acquire shares in the Company under sections 979 to 982 (inclusive) or sections 983 to 985 (inclusive) of the Companies Act 2006 (or equivalent legislation in another jurisdiction); or

(d)

either alone or together with any person acting in concert with him, obtains Control of the Company as a result of a Non-UK Company Reorganisation Arrangement which becomes binding on the shareholders covered by it,

(each a Relevant Event)

each Option Holder may at any time within:

in the case of a Relevant Event falling within rule 10.1(a), the period of six months beginning with the date on which Control is obtained and all conditions to which the offer is made subject are satisfied;

(i)	in the case of a Relevant Event falling within rule 10.1(b), the period of six months beginning with the date on which the court sanctions the compromise or arrangement;

(ii)	in the case of a Relevant Event falling within rule 10.1(c), the period during which the acquiring company remains bound or entitled as mentioned in that rule; and

(iii)

in the case of a Relevant Event falling within rule 10.1(d), the period of six months beginning with the date on which the Non-UK Reorganisation Event becomes binding on the shareholders covered by it,

by agreement with the acquiring company release any Option which has not lapsed (the old option) in consideration of the grant to them of an option (the new option) which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or a company falling within sub-paragraph (b) or sub-paragraph (c) of paragraph 18, of Schedule 3, which satisfy the conditions specified in paragraphs 17 to 20 (inclusive) and 22 of Schedule 3) (the new grantor).

10.2

The new option shall not be regarded for the purposes of rule 10.1 as equivalent to the old option unless the conditions set out in paragraph 39(4) of Schedule 3 are satisfied and, in relation to the new option, the provisions of the Scheme shall be construed as if:

(a)	the new option were an option granted under the Scheme at the same time as the old option;

(b)

references to the Company in rules 8, 9, 9.1, 11, 12, 13, 14, 15 and 17 were references to the new grantor provided that references to Constituent Company shall continue to be construed as if references to the Company within this definition were to Flutter Entertainment plc;

(c)	references to the Board for the purposes of these Rules were references to the board of directors of the new grantor;

(d)	references to Shares were references to shares in the new grantor;

(e)	the Savings Contract made in connection with the old option had been made in connection with the new option; and

(f)	the Bonus Date in relation to the new option was the same as that in relation to the old option.

11.	Adjustment of Options

11.1

In the event of any Capital Reorganisation the Exercise Price, the number of Shares comprised in an Option may be adjusted in such manner as the Board in its absolute discretion may determine provided always that:

(a)	no adjustment shall take effect if it would result in the requirements of Schedule 3 not being met in relation to any Option; and

(b)

no adjustment shall be made pursuant to this rule unless the total Market Value of the Shares comprised in any Option immediately after the adjustment is substantially the same as it was immediately before the adjustment and the aggregate Exercise Price of any such Option immediately after the adjustment is substantially the same as it was immediately before the adjustment; and

(c)

except as provided in this subparagraph (c) (and subject to the requirements of Schedule 3) no adjustment may have the effect of reducing the Exercise Price to less than the nominal value of a Share. Any such adjustment to the Exercise Price of Options over unissued Shares shall only be made if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price. The Board may apply such sum in paying up such amount on such Shares and so that on exercise of any Option in respect of which such reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

12.	Allotment or Transfer of Shares on Exercise of Options

12.1

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom, Ireland or elsewhere. The Option Holder is responsible for complying with any requirements they need to fulfil in order to obtain or avoid the necessity for any such consent.

12.2

Subject to any necessary consents under rule 12.1, to payment being made for the Shares and to compliance by the Option Holder with the terms of the Scheme, not later than 30 days after receipt of any notice of exercise in accordance with rule 8.2, the Company shall either allot and issue or procure the transfer of Shares to the Option Holder (or to their nominee). The Company shall (unless the Shares are to be issued in uncertificated form) as soon as practicable deliver to the Option Holder (or such nominee) a definitive share certificate or other evidence of title in respect of such Shares. Where the Shares are issued or transferred to a nominee of the Option Holder, the Option Holder shall remain the beneficial owner of the Shares.

13.	Rights Attaching to Shares Allotted or Transferred Pursuant to Options

13.1

All Shares allotted or transferred to satisfy the exercise of an Option shall rank equally in all respects with the Shares in issue at the date of exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of exercise.

13.2	Any Shares acquired on the exercise of Options shall be subject to the articles of association of the Company from time to time in force.

14.	Availability of Shares

14.1

The Company shall at all times keep available for issue sufficient authorised but unissued Shares to permit the exercise of all unexercised Options under which Shares may be allotted or shall otherwise procure that Shares are available for transfer in satisfaction of the exercise of Options.

14.2

If and so long as the Shares are listed on any Stock Exchange, the Company shall apply, as necessary, for a listing on such Stock Exchange for any Shares issued or purchased pursuant to the Scheme as soon as practicable after the allotment or purchase thereof.

15.	Administration and Amendment

15.1

Any notice or other communication made under, or in connection with, the Scheme may be given by personal delivery or by sending the same by email or post, in the case of a company to its registered office and in the case of an individual to their last known address, or, where they are a director or employee of a Participating Company, either to their last known address or to the address of the place of business at which they perform the whole or substantially the whole of the duties of their office or employment or by email to the email address assigned to them in connection with their office or employment (save where an employee is absent from their employment for a period of leave, other than annual leave, during which they will not have access to such email address), and where a notice or other communication is given by post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped and if sent by email shall be deemed to have been duly given on transmission.

15.2	The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

15.3	If any option certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

15.4	The decision of the Board in any dispute relating to an Option or the due exercise thereof or any other matter in respect of the Scheme shall be final and conclusive.

15.5	The costs of introducing and administering the Scheme shall be borne by the Company.

15.6	Subject to rules 15.8 and 15.10, the Board may at any time alter or add to all or any of the provisions of the Scheme in any respect.

15.7	The Company shall obtain shareholder approval of any such amendment to the Scheme in such a manner and to such a degree as required by any law, regulation or stock exchange rule.

15.8

An amendment may not adversely affect the rights of an existing Participant except where the amendment has been approved by Participants who together represent the holders of Awards which have the majority of Shares which are the subject all Awards outstanding at such time.

15.9

No amendment or addition to any key feature of these Rules shall be made at a time when the Scheme is a Schedule 3 SAYE Option Scheme and if such status is to be maintained, it shall not have effect if it would result in the requirements of Parts 2 to 7 of Schedule 3 not being met in relation to the Scheme. If such status is not to be maintained, the first sentence of this rule 15.10 shall not apply. The Company shall provide such information and make such declarations in relation to any amendment to a key feature as is required for the purposes of Schedule 3. For these purposes, a “key feature” is any provision the inclusion of which is necessary in order to meet the requirements of Schedule 3.

16.	Third party rights

16.1

Nothing in this Scheme confers any benefit, right or expectation on a person who is not an Option Holder. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 or any equivalent local legislation to enforce any term of the Scheme. This does not affect any other right or remedy of a third party which may exist.

17.	Data protection

The Option Holder’s attention is drawn to the Company’s data privacy notice, which sets out how the Option Holder’s personal data will be used and shared by the Company and other Group Companies. The data privacy notice does not form part of these rules and may be updated from time to time. By participating in the Scheme, the Option Holder consents to the use and sharing of their personal data for the purposes of operating and administering the Scheme as set out in the Company’s data privacy notice as amended from time to time.

18.	General

18.1

Any Constituent Company may provide money to any person to enable them to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by section 682 of the Companies Act 2006.

18.2

The rights and obligations of an Option Holder under the terms and conditions of their office or employment shall not be affected by his participation in the Scheme or any right they may have to participate in the Scheme. An individual who participates in the Scheme waives all and any rights to compensation or damages in consequence of the termination of their office or employment with any company for any reason whatsoever (whether lawfully or unlawfully) insofar as those rights arise, or may arise, from their ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Option Holder’s terms of employment shall be varied accordingly.

18.3

The existence of any Option shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company’s capital structure, or any merger or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

18.4

Any notice or other document required to be given under or in connection with the Scheme may be delivered to an Option Holder or sent by hand, electronic means, registered post or courier to them at their home address according to the records of their employing company or such other address as may appear to the Company to be appropriate including any electronic address. Notices sent by hand, registered post or courier shall be deemed to have been given at the time of delivery and notices sent by electronic means shall be deemed to have been given at the time of transmission. Any notice or other document required to be given to the Company or other duly appointed agent under or in connection with the Scheme may be delivered or sent by hand, electronic means, registered post or courier to it at its registered office (or such other place or places as the Board or duly appointed agent may from time to time determine and notify to Option Holders). Where delivery occurs outside of 9.30am to 5.30pm on a Business Day, notice shall be deemed to have been received at 9.30am on the next following Business Day.

18.5	The Company is not required to send to Option Holders copies of any documents or notices normally sent to the holders of its Shares.

18.6	The Company, or where the Board so directs any Subsidiary, shall pay the appropriate stamp duty on behalf of the Option Holders in respect of any transfer of Shares on the exercise of the Options.

18.7	The Company will pay the costs of introducing and administering the Scheme. The Company may ask an Option Holder’s employer to bear the costs in respect of an Option granted to that Option Holder.

18.8	Benefits under this Scheme shall not be pensionable.

18.9

These rules shall be governed by, and construed in accordance with, the laws of England. Each Option Holder, the Company and any other Constituent Company or Associated Company submits to the exclusive jurisdiction of the English courts in relation to all disputes arising out of or in connection with the Scheme.

APPENDIX 2

GLOBAL SUB-PLAN

FLUTTER ENTERTAINMENT PLC

SHARESAVE SCHEME

GLOBAL SUB-PLAN

-i-

FLUTTER ENTERTAINMENT PLC

SHARESAVE SCHEME GLOBAL SUB-PLAN

1.	Definitions

1.1	In this Scheme, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:

the Act means the Taxes Consolidation Act 1997, as amended;

the Board means the board of directors of the Company or a duly authorised committee thereof;

Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales on which banks are open in London, Dublin and New York for general commercial business;

Capital Reorganisation means any variation in the Share capital of the Company (including, without limitation, by way of capitalisation issue, rights issue, sub-division, consolidation or reduction);

the Company means Flutter Entertainment plc, a company incorporated in Ireland under number 16956 by whatever name known from time to time;

Constituent Company means the Company and each Subsidiary which has been nominated by the Board as a Constituent Company for the purposes of the Scheme;

Control has the meaning given by section 432 of the Act;

Date of Grant means the date on which an Option is granted;

Dealing Day means any day on which the Stock Exchange is open for the transaction of business;

Eligible Employee means any employee (including an executive director) of a Constituent Company who is nominated by the Board (or falls within a category of individuals nominated by the Board) as eligible to participate in the Scheme in respect of any one or more grants of Options;

Exercise Price means the price per Share, expressed in pounds sterling or US dollars, payable on the exercise of an Option as determined by the Board but shall not be less than the International Minimum Price.

the Group means the Company and the Subsidiaries and member of the Group shall be construed accordingly;

International Minimum Price means such price as is stipulated by the Company at the Invitation Date being an amount not less than 80 per cent of (i) the Market Value for a Share on the Dealing Day immediately before the Invitation Date; or (ii) the average of the Market Values for a Share on the three or five consecutive Dealing Days immediately preceding the Invitation Date (rounded up to the nearest whole penny), provided that the International Minimum Price shall never be less than the nominal value of a Share;

the Invitation Date means the date on which the Board invites applications for Options;

the London Stock Exchange means London Stock Exchange plc or any successor body thereto;

Market Value means in relation to a Share the closing price of a Share, on any day if and so long as the Shares are listed on the Stock Exchange (as derived from the daily official list or equivalent such record of the Stock Exchange);

Maturity Date means in relation to any Option or application for an Option, such date as is stipulated by the Company in the invitation to apply for the Option or in any explanatory material relating to the Option and which shall not normally be less than three years from the Date of Grant of an Option, or such later date as determined in accordance with rule 7.5;

Maximum Amount means such maximum amount as the Board shall from time to time determine in pounds sterling or US dollars, or (where the Monthly Contribution is expressed in a Nominated Currency) the Nominated Currency equivalent thereof;

Minimum Amount means such minimum amount as the Board shall from time to time determine in pounds sterling or US dollars, or (where the Monthly Contribution is expressed in a Nominated Currency) Nominated Currency equivalent thereof;

Monthly Contribution means the monthly sum which shall not be less than the Minimum Amount nor more than the Maximum Amount which an Option Holder has elected to save under their Savings Arrangement which may be expressed either in whole pounds sterling or US dollars or, at the discretion of the Board, in specified units of a Nominated Currency;

Nominated Currency means any currency nominated by the Board pursuant to rule 2.2;

Option means a right granted under the Scheme to subscribe for or purchase Shares;

Option Holder means any individual who holds a subsisting Option (including, where the context permits, the legal personal representatives of a deceased Option Holder);

Option Period shall have the meaning given to that term in rule 7.4;

Original Sterling Amount shall have the meaning given to that term in rule 7.3;

Savings Arrangement means a savings arrangement relating to an Option which has been approved by the Board for the purposes of the Scheme (which may, for the avoidance of doubt, include an arrangement pursuant to which savings are made in an account of the Option Holder’s election or an arrangement pursuant to which savings are held by a Constituent Company on behalf of Option Holders);

Schedule 12A means Schedule 12A to the Act;

the Scheme means this Flutter Entertainment Plc Sharesave Scheme Global Sub-Plan as amended from time to time;

Shares means an ordinary share in the capital of the Company;

Sharesave Scheme means a savings related share option scheme established by the Company;

Stock Exchange means the London Stock Exchange, the New York Stock Exchange or such other stock exchange (or any successor body) where the Shares are traded as determined by the Board;

Subsidiary means any subsidiary of the Company within the meaning of Section 7 of the Irish Companies Act 2014; and

Trustee means the trustee or trustees for the time being of any employee share trust established by the Company or any member of the Group from time to time.

1.2	Where the context permits the singular shall include the plural and vice versa and the masculine shall include the feminine. Headings shall be ignored in construing the Scheme.

2.	Invitation for Options

2.1	The Board may invite all Eligible Employees to apply to be granted Options at the Exercise Price.

2.2

The Board may, in its absolute discretion, nominate a currency other than pounds sterling or US dollars in which Eligible Employees may elect to save pursuant to rule 7.1, and may determine an exchange rate for pounds sterling or US dollars and such Nominated Currency which shall be used at the Invitation Date for the purpose of calculating the Nominated Currency equivalent of the Monthly Contribution, the Minimum Amount and the Maximum Amount. At any time, there may be more than one currency nominated pursuant to this rule.

2.3

Subject to the specific provisions contained in the Scheme, the form, manner and timing of invitations to apply for Options, the form of any Savings Arrangement, the Maturity Dates of the Options, and the maximum number of Shares in respect of which invitations are made on any date (subject to rule 6), shall be at the absolute discretion of the Board.

3.	Application for Options

3.1

If an Eligible Employee wishes to apply to be granted an Option they must, within such period after the Invitation Date as is stated in the invitation, deliver to the Company (or its appointed agent) a duly completed form of application together with a duly completed application for a Savings Arrangement.

3.2	The Board may, in its absolute discretion, treat late applications as valid on such basis as it considers appropriate.

4.	Scaling Down

4.1

If valid applications are received for Options over a number of Shares in excess of that which the Board has determined to make available on a particular occasion, the Board may scale down applications in such manner as it considers appropriate.

4.2	The Board may, as an alternative to scaling down, determine in its absolute discretion that no Options shall be granted on that occasion.

4.3	If applications are scaled down, the Monthly Contributions under Savings Arrangements which Eligible Employees have chosen shall, where necessary, be scaled down as appropriate.

4.4

If, in applying the scaling down provisions contained in rule 4.1, the Board considers that it would be administratively impracticable for Options to be granted within the 30 day period referred to in rule 5.1, the Board may extend that period by not more than 14 days.

5.	Grant of Options

5.1

The Board may, subject to any scaling down, on a single date which shall not be later than the 30th day after the earliest date by reference to which the Exercise Price was calculated, grant all (but not some of) the Options for which valid application has been made by Eligible Employees (provided that they remain Eligible Employees on the Date of Grant).

5.2	As soon as practicable after the Date of Grant, the Board shall procure the issue of an Option certificate to each Option Holder in such form as it may determine.

5.3	Options shall be granted in consideration of Eligible Employees agreeing to enter into Savings Arrangements. No cash payment shall be made for the grant of an Option.

5.4	No Option shall be granted under the Scheme after the Company’s annual general meeting in 2034.

5.5

Every Option granted hereunder shall be personal to the Option Holder and, except to the extent necessary to enable a personal representative to exercise the Option following the death of an Option Holder, neither the Option nor the benefit thereof may be transferred, assigned, charged or otherwise alienated. Any transfer of an Option otherwise than as permitted under this rule 5 shall cause the Option to lapse.

6.	Individual Limit

6.1

No individual may be granted an Option if the entry into the related Savings Arrangement would result in the Monthly Contributions under that Savings Arrangement, when added to the sum of their Monthly Contributions under any other subsisting savings arrangements and if the Board so determines from time to time, under any cancelled savings arrangements (whether or not linked to a subsisting Option granted under a Sharesave Scheme), exceeding the Maximum Amount. No individual shall be permitted to make a Monthly Contribution of less than the Minimum Amount.

6.2	Any Option which is purported to be granted in excess of the limits in this rule 6 shall take effect as an Option which would not exceed those limits.

7.	Terms of Savings Arrangements and Grant of Options

7.1	The Monthly Contribution under an Eligible Employee’s Savings Arrangement shall be subject to the limits in rule 6.1.

7.2

The Monthly Contribution shall, unless the Board agrees to a different method for savings to be made (such as savings made by the Option Holder themself into an account agreed with the Company), be deducted from the Eligible Employee’s net pay on a monthly basis.

7.3

Where the Monthly Contribution is paid in a Nominated Currency and the amount is equivalent to a pounds sterling or US dollars amount calculated on the basis of the exchange rate determined at the Invitation Date pursuant to rule 2.2 (the Original Amount) the Board may, in its discretion, on one or more occasions during the course of the Savings Arrangement, alter the exchange rate fixed at the Invitation Date to take account of general currency movements and may permit the Nominated Currency amount of the Monthly Contribution to be altered from such date so that, calculated by reference to such new exchange rate, it is equivalent to the Original Amount.

7.4	Unless the provisions in rule 4 apply, an Option shall be granted to an Eligible Employee over such number of Shares (N) as is calculated according to the following formula:

Where:

MC represents the Monthly Contribution, expressed in pounds sterling or US dollars, which the Eligible Employee has elected to save under their Savings Arrangement;

Y represents such number of months as the Board may determine prior to the relevant Invitation Date (the Option Period) plus an additional number of months’ Monthly Contributions which the Board estimates to be equivalent to the likely amount of interest (if any) to be earned on the Savings Arrangement; and

EP represents the Exercise Price of an Option.

If, at the Maturity Date, the actual proceeds of the Savings Arrangement are less than MC x Y, the Option Holder may be permitted at the Board’s discretion to top-up the proceeds from a separate source and otherwise will only be permitted to exercise their Option to the extent of their actual savings.

In no event may the Option Holder acquire on exercise a greater number of Shares than that over which the Option is granted (and any excess savings shall be returned to the Option Holder).

7.5	If an Option Holder misses Monthly Contributions to their Savings Arrangement, the Maturity Date shall be deferred by the number of months for which contributions are missed.

8.	Exercise and Lapse of Options

8.1	Save as otherwise permitted under these rules, an Option may only be exercised:

(a)	during the six months following the Maturity Date relating to it; and

(b)	by an Option Holder who is, at the date of exercise, a director or employee of a Constituent Company,

and, if not exercised, shall lapse at the end of the six month period following the Maturity Date. Notwithstanding any other provision in these rules, no Option may be exercised more than 10 years after its Date of Grant.

8.2	Where an Option Holder ceases to be a director or employee of a Constituent Company before the expiry of six months after the Maturity Date:

(a)	on retirement; or

(b)	by reason of redundancy (as determined by the Board); or

(c)	by reason of injury or disability; or

(d)	his office or employment relates to a business or part of a business which is transferred to a person who is neither an associated company nor a company of which the Company has Control; or

(e)	for any other reason as the Board in its absolute discretion may determine,

they may exercise any outstanding Options within six months of the date on which their employment ceased, failing which exercise the Options shall lapse automatically provided that the Options may not be exercised more than six months following the relevant Maturity Date.

8.3

Where an Option Holder ceases to be a director or employee of a Constituent Company before the expiry of six months after the Maturity Date for any reason other than those in rule 8.2 or other than dismissal for gross misconduct, breach of contract or serious shortfall in performance, they may exercise any outstanding Options which were granted more than three years before the date of cessation of employment within six months of the date on which their employment ceased, failing which exercise the Options shall lapse automatically, provided that the Options may not be exercised more than six months following the relevant Maturity Date.

8.4

Where an Option Holder ceases to be a director or employee of a Constituent Company before the expiry of six months after the Maturity Date in any circumstances other than those set out in rules 8.2 and 8.3, their Options shall lapse automatically.

8.5

If an Option Holder dies while in service or at any time after leaving service when they hold an Option, such Options may be exercised by their personal representatives at any time within the twelve month period following:

(a)	the date of death, if such death occurred before the relevant Maturity Date; and

(b)	the Maturity Date, in the event of their death on or within six months after the relevant Maturity Date,

failing which exercise, the Options shall lapse automatically.

For the avoidance of doubt, an Option exercisable under this rule 8.5 shall not lapse prior to the expiry of the specified twelve month period by virtue of rule 11.1.

8.6	For the purposes of rules 8.2 to 8.3, an Option Holder shall not be treated as ceasing to be a director or employee of a Constituent Company until:

(a)	they cease to hold an office or employment in the Company or any company over which the Company has Control or any Associated Company; or

(b)

being a director or employee who is absent from work wholly or partly because of maternity, paternity leave or other parental leave (as appropriate), they cease to be entitled to exercise any statutory or contractual right to return to work.

8.7

Notwithstanding rule 8.1(b), if, at the Maturity Date, an Option Holder holds an office or employment in a company which is not a Constituent Company but is an Associated Company or a company over which the Company has Control, Options may be exercised within (but no later than) six months following the Maturity Date.

8.8	If, before the Option has become exercisable, the Option Holder:

(a)	gives notice, or is deemed to have given notice, under the terms of the related Savings Arrangement that they intend to stop paying contributions to that Savings Arrangement;

(b)	misses more than 12 contributions in respect of a Savings Arrangement; or

(c)	makes an application for repayment of the related Savings Arrangement,

the Option shall automatically lapse.

8.9

Subject to applicable law, if an Option Holder is declared bankrupt or enters into any general composition with or for the benefit of their creditors including a voluntary arrangement under the law of their relevant jurisdiction, their Options shall automatically lapse.

8.10

If an Option becomes exercisable under any provision of the Scheme before the Maturity Date, it shall be exercisable only over such number of Shares (S) as is calculated according to the following formula:

Where:

MC represents the Monthly Contribution which the Eligible Employee has elected to save under their Savings Arrangement;

Y represents such number of months in respect of which Monthly Contributions have been made as at the date of exercise in accordance with the terms of the Savings Arrangement; and

EP represents the Exercise Price of an Option,

and if the actual proceeds of the Savings Arrangement are less than MC x Y, the Option Holder may be permitted at the Board’s discretion to top-up the proceeds from a separate source and otherwise will only be permitted to exercise their Option to the extent of their actual savings.

8.11

If the actual proceeds of the Savings Arrangement exceed the amount payable on exercise of the Option to acquire the number of Shares determined under rule 8.10, the excess savings shall be returned to, or retained by, the Option Holder (as applicable).

8.12	An Option shall lapse immediately after it is first exercised notwithstanding that it shall not have been exercised in respect of the maximum number of Shares over which the Option was granted.

8.13

Following any exercise or lapse of an Option in accordance with this rule 8, the balance of the Option Holder’s Savings Arrangement shall be paid to them as soon as practicable, and no further amounts will be collected from the Option Holder.

9.	Method and Extent of Exercise

9.1

An Option may only be exercised with monies as nearly as possible equal to but not exceeding the amount of Monthly Contributions made under the related Savings Arrangement as at the date of exercise. No account shall be taken of any Monthly Contribution which is made after the date of exercise, or any interest in respect of that Monthly Contribution.

9.2

An Option Holder may exercise their Option on one occasion only, in whole or in part, by giving notice in writing to the Company or to such other person (including, for the avoidance of doubt, the Trustee), as the Company may direct in the prescribed form specifying the number of Shares in respect of which the Option is being exercised and enclosing payment in full of the aggregate Exercise Price of those Shares or authority to the Company to withdraw and apply monies equal to the Exercise Price from the related Savings Arrangement, or in such other manner including through an online facility as the Board may determine. The date of exercise shall be the later of (i) the date of receipt by the Company (or such other person as the Company may direct) of the notice of exercise and (ii) the date specified by the Company in any form of notice of exercise provided to the Option Holder. If the Option is exercised in respect of some but not all of the Shares comprised in the Option, the balance of the Option shall lapse automatically.

10.	Change of Control and Winding up of the Company

10.1	Offers for Share Capital

(a)

Subject to rule 12, if any person obtains Control of the Company as a result of making an offer to acquire Shares, the Board shall as soon as reasonably practicable of becoming aware thereof notify every Participant and may, at the same time, request each such Participant to exercise unexercised Options held by him and each such Participant may, whether so requested or not, within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer has been satisfied, exercise unexercised Options held by him (or, as the case may be, those portions of them not already exercised) in relation to the Shares to which such Options relate.

(b)	In the event of a Participant failing to exercise an Option requested to be exercised by him by the Board pursuant to rule 10.1(a), such Option shall be deemed to have lapsed.

Compulsory acquisition of Company

10.2

Subject to rule 12, if a person becomes entitled or bound to acquire shares in the Company under Chapter 2 of Part 9 of the Companies Act 2014, all Options may be exercised at any time when the person remains so entitled and bound. If not so exercised, the Options shall cease to be exercisable and shall lapse.

11.	Reconstruction, Amalgamation and Winding-up

11.1	Subject to rule 12, in the event of:-

(a)

the court, under Chapter 1 of Part 9 of the Companies Act 2014, sanctioning a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies (the sanction by the court of the compromise or arrangement shall be communicated by the Board to each Participant in writing); or

(b)	the Company passing a resolution for its voluntary winding-up (the passing of which resolution shall be communicated by the Board to each Participant in writing)

a Participant may, within six months of the court sanctioning such compromise or arrangement or the passing of the resolution for the Company’s voluntary winding-up, exercise unexercised Options held by him (or, as the case may be, those portions of them not already exercised) in relation to the Shares to which such Options relate.

11.2	In the event of a Participant failing to exercise an Option pursuant to rule 11.1 within 6 months of being first required or entitled to do so, such Option shall be deemed to have lapsed.

12.	Exchange of Awards on Takeover of Company

Exchange of Options

12.1

If the person referred to in rule 10.1, 10.2 or 11.1(a) (reading the reference in rule 10.1 to “proposes to obtain” as “obtains”) is a company (Acquiring Company), a Participant may, at any time during the period set out in rule 9.2, by agreement with the Acquiring Company, release his Option in whole or in part in consideration of the grant to him of a new option (New Option) which is equivalent to the Option but which relates to shares (New Shares) in the Acquiring Company.

Period allowed for exchange of Options

12.2	The period referred to in rule 12.1 is:

(a)	where rule 10.1 applies, the period referred to in that rule;

(b)	where the rule 10.2 applies, the period during which the Acquiring Company remains so entitled or bound; and

(c)	where rule 11.1(a) applies, the period of six months beginning with the time when the court sanctions the compromise or arrangement.

Meaning of “equivalent”

12.3	The New Option shall not be regarded for the purpose of this rule 12 as equivalent to the Option unless:

(a)	the New Option will be exercisable in the same manner as the Option and subject to the provisions of the Scheme as it had effect immediately before the release of the Option; and

(b)

the total market value, immediately before the release of the Option, of the Shares which were subject to the Option is as nearly as may be equal to the total market value, immediately after the grant of the New Option, of the New Shares (market value being determined for this purpose in accordance with section 548 of the Act); and

(c)

the total amount payable by a Participant for the acquisition of the New Shares under the New Option is as nearly as may be equal to the total amount that would have been payable by the Option Holder for the acquisition of the Shares under the Option.

Date of grant of New Option

12.4	The date of grant of the New Option shall be deemed to be the same as the Date of Grant of the Option.

Application of Scheme to New Option

12.5

In the application of the Scheme to the New Option, where appropriate, references to “Company” and “Shares” shall be read as if they were references to the company to whose shares the New Option relates and the New Shares, respectively.

13.	Adjustment of Options

13.1

Subject to the provisions of Rule 11 hereof, in the event of any capitalisation issue, rights issue, sub-division, consolidation or any reduction or other reorganisation of the capital of the Company, the number of Shares composed in any Option, and/or the Option Price therefor may be adjusted by the Board in such manner as it may in its absolute discretion to be appropriate, provided that in the event that any alteration of capital results in the reduction of the Option Price to less than the nominal value of the Shares, the Option Price shall be increased to the nominal value of such Shares.

13.2	All Participants shall be informed of any such variation as soon as practicable thereafter.

14.	Allotment or Transfer of Shares on Exercise of Options

14.1	All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in Ireland or elsewhere.

14.2

Subject to any necessary consents under rule 14.1, to payment being made for the Shares and to compliance by the Option Holder with the terms of the Scheme, not later than 30 days after receipt of any notice of exercise in accordance with rule 8.1, the Company shall either allot and issue or procure the transfer of Shares to the Option Holder (or to their nominee). The Company shall (unless the Shares are to be issued in uncertificated form) as soon as practicable deliver to the Option Holder (or such nominee) a definitive share certificate or other evidence of title in respect of such Shares. Where the Shares are issued or transferred to a nominee of the Option Holder, the Option Holder shall remain the beneficial owner of the Shares.

15.	Rights Attaching to Shares Allotted or Transferred Pursuant to Options

15.1

All Shares allotted or transferred to satisfy the exercise of an Option shall rank equally in all respects with the Shares in issue at the date of exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of exercise.

15.2	Any Shares acquired on the exercise of Options shall be subject to the articles of association of the Company from time to time in force.

16.	Availability of Shares

16.1

The Company shall at all times keep available for issue sufficient authorised but unissued Shares to permit the exercise of all unexercised Options under which Shares may be allotted or shall otherwise procure that Shares are available for transfer in satisfaction of the exercise of Options.

16.2

If and so long as the Shares are listed on any Stock Exchange, the Company shall apply, as necessary, for a listing on such Stock Exchanges for any Shares issued or purchased pursuant to the Scheme as soon as practicable after the allotment or purchase thereof.

17.	Administration

17.1

Any notice or other communication made under, or in connection with, the Scheme may be given by personal delivery or by sending the same by email or post, in the case of a company to its registered office and in the case of an individual to his last known address, or, where he is a director or employee of a Participating Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment or by email to the email address assigned to him in connection with his office or employment (save where an employee is absent from his employment for a period of leave, other than annual leave, during which he will not have access to such email address), and where a notice or other communication is given by post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped and if sent by email shall be deemed to have been duly given on transmission.

17.2	The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

17.3	If any option certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

17.4	The Company shall at all times keep available for allotment unissued Shares at least sufficient to satisfy all Options under which Shares may be subscribed.

17.5	The decision of the Board in any dispute relating to an Option or the due exercise thereof or any other matter in respect of the Scheme shall be final and conclusive.

17.6	The costs of introducing and administering the Scheme shall be borne by the Company.

18.	Amendments

18.1	Except as described in this Rule 17, the Board may at any time amend the Rules.

18.2	The Company shall obtain shareholder approval of any such amendment to the Scheme in such a manner and to such a degree as required by any law, regulation or stock exchange rule.

18.3

An amendment may not adversely affect the rights of an existing Participant except where the amendment has been approved by Participants who together represent the holders of Awards which have the majority of Shares which are the subject all Awards outstanding at such time.

18.4

The Board shall have the power to make such amendments and alterations as are required, including the power to create new share based incentive plans and sub plans for Eligible Employees in jurisdictions outside of Ireland, to take account of local restrictions, taxation requirements, exchange control, security laws etc or to take advantage of taxation laws specific to the provision of share based incentive schemes in any jurisdiction.

19.	Data protection

The Option Holder’s attention is drawn to the Company’s data privacy notice, which sets out how the Option Holder’s personal data will be used and shared by the Company and other Group Companies. The data privacy notice does not form part of these rules and may be updated from time to time. By participating in the Scheme, the Option Holder consents to the use and sharing of their personal data for the purposes of operating and administering the Scheme as set out in the Company’s data privacy notice as amended from time to time.

20.	Tax

Any liability of an Option Holder to taxation or social security contributions shall be for the account of the relevant Option Holder and the issue or transfer of any Shares subject to an Option Holder’s Option shall be conditional upon the Option Holder having discharged the amount required to satisfy the taxation or social security contributions which arise in respect of the Option and the Shares subject to the Option to the satisfaction of the Company, or otherwise having complied with any arrangements specified by the Company to secure that such taxation or social security contributions are satisfied including irrevocably authorising the Company to sell or procure the sale of sufficient Shares on or following the exercise of their Option on their behalf to ensure that any relevant member of the Group or former member of the Group receives the amount required to discharge the taxation or social security contributions which arise and by participating in the Scheme an Option Holder is deemed to have given such authorisation.

21.	General

21.1

Any Constituent Company may, subject to applicable law, provide money to the Trustee or any other person to enable them to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes.

21.2

The rights and obligations of an Option Holder under the terms and conditions of their office or employment shall not be affected by their participation in the Scheme or any right they may have to participate in the Scheme. An individual who participates in the Scheme waives all and any rights to compensation or damages in consequence of the termination of their office or employment with any company for any reason whatsoever (whether lawfully or unlawfully) insofar as those rights arise, or may arise, from their ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Option Holder’s terms of employment shall be varied accordingly.

21.3

The existence of any Option shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company’s capital structure, or any merger or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

21.4

Any notice or other document required to be given under or in connection with the Scheme may be delivered to an Option Holder or sent by hand, electronic means, registered post or courier to them at their home address according to the records of their employing company or such other address as may appear to the Company to be appropriate including any electronic address. Notices sent by hand, registered post or courier shall be deemed to have been given at the time of delivery and notices sent by electronic means shall be deemed to have been given at the time of transmission. Any notice or other document required to be given to the Company or other duly appointed agent under or in connection with the Scheme may be delivered or sent by hand, electronic means, registered post or courier to it at its registered office (or such other place or places as the Board or duly appointed agent may from time to time determine and notify to Option Holders). Where delivery occurs outside of 9.30am to 5.30pm on a Business Day, notice shall be deemed to have been received at 9.30am on the next following Business Day.

21.5	The Company is not required to send to Option Holders copies of any documents or notices normally sent to the holders of its Shares.

21.6	The Company, or where the Board so directs any Subsidiary, shall pay the appropriate stamp duty on behalf of the Option Holders in respect of any transfer of Shares on the exercise of the Options.

21.7	The Company will pay the costs of introducing and administering the Scheme. The Company may ask an Option Holder’s employer to bear the costs in respect of an Option granted to that Option Holder.

21.8	Benefits under this Scheme shall not be pensionable.

21.9

These rules shall be governed by, and construed in accordance with, the laws of Ireland. Each Option Holder, the Company and any other Constituent Company or associated company submits to the exclusive jurisdiction of the Irish courts in relation to all disputes arising out of or in connection with the Scheme.